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                                                                    EXHIBIT 99.1
                             BANK SOUTH CORPORATION
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER   , 1995
     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the
"Meeting") of Bank South Corporation ("BKSO") will be held on December   , 1995,
at      a.m., at        , Atlanta, Georgia, for the following purposes:
     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 4, 1995 (as the same may be amended, the "Agreement"), by and between BKSO and NationsBank Corporation ("NationsBank"), pursuant to which (i) BKSO would merge with and into NationsBank (the "Merger") and (ii) each outstanding share of BKSO common stock would be converted into the right to receive 0.44 shares of NationsBank common stock, subject to possible increase under certain circumstances.
     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
     Only holders of record of BKSO common stock as of the close of business on
              , 1995, are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. Approval of the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BKSO common stock. Holders of BKSO common stock do not have dissenters' appraisal rights in connection with the Merger.
     THE BOARD OF DIRECTORS OF BKSO HAS APPROVED THE AGREEMENT AND BELIEVES THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.
                                         By Order of the Board of Directors of
                                         BANK SOUTH CORPORATION
                                         RALPH E. HUTCHINS, JR.
                                         SECRETARY
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. YOU MAY REVOKE SUCH PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.